EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone (719) 448-5825 - Fax	2 N. Cascade Ave., 14th Floor Colorado Springs, CO 80903

Westmoreland Coal Company
Announces Restatement of Previous Financial Statements

Colorado Springs, CO – September 19, 2007 – Westmoreland Coal Company (AMEX:WLB) announced today that the Company has determined that it will restate its consolidated financial statements for the year ended December 31, 2006 to correct an error in the computation of post-retirement medical benefit liabilities. The determination to restate was approved by the Company’s board of directors on September 17, 2007 upon the recommendation of the Company’s management. The audit committee of the Company’s board of directors and the Company’s board of directors have discussed this matter with the Company’s independent registered public accounting firm, KPMG LLP.

The Company found that a group of 131 retirees eligible for post-retirement medical benefits had been omitted from census data used to calculate the liability. The error was discovered by the Company’s actuaries and management during a routine review of one of the Company’s post-retirement plans. The Company currently estimates that the error results in an understatement of its post-retirement medical liability and shareholders’ deficit at December 31, 2006 of approximately $31.4 million and an understatement of expenses by approximately $1.5 million in 2006, $1.3 million in 2005 and $1.4 million in 2004. Accordingly, the financial statements for the years ended December 31, 2006, 2005 and 2004 and the independent auditors’ report relating to such periods included in the Company’s 2006 Annual Report on Form 10-K and the related financial information included in that report, along with the Company’s Quarterly Report on Forms 10-Q for the quarters ended March 31, 2007 and June 30, 2007, should no longer be relied upon.

The Company is working to complete its restatement, file an amendment to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s Quarterly Report on Forms 10-Q for the quarters ended March 31, 2007 and June 30, 2007, and file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 as promptly as possible.

The Company’s proposed rights offering, which was approved by shareholders in August, will be delayed pending completion of the restatement. It is the intent of the Company that the offering commence as promptly as possible following the filing of the third quarter Form 10-Q.

In connection with the rights offering, the Company entered into an amended standby purchase agreement with Tontine Capital Partners, L.P. and Silverhawk Capital Partners GP, LLC as standby purchasers, pursuant to which the standby purchasers agreed to provide the Company with a “backstop” commitment to purchase any and all shares offered in the rights offering that are not purchased by other stockholders, subject to certain ownership limitations. If the rights offering has not closed by November 15, 2007, the Company and each of the standby purchasers may terminate their respective rights and obligations under the standby purchase agreement. Given the delay in completing the rights offering caused by the restatement, as well as the financial impact of the restatement on the Company, the Company has entered into discussions with the standby purchasers concerning amending the terms of the standby purchase agreement.

Keith E. Alessi, Westmoreland Coal Company’s President and CEO, commented: “We continue to believe that raising additional equity capital is the best course available to finance the Company’s continued growth and satisfy its obligations. Proceeding with the offering will be a priority once the restatement work is complete.”

Westmoreland Coal Company is the oldest independent coal company in the United States and a developer of highly clean and efficient independent power projects. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its current power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina and an interest in a natural gas-fired power plant in Colorado. Westmoreland is dedicated to meeting America’s dual goals of low-cost power and a clean environment. For more information visit www.westmoreland.com.

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Contact: Diane Jones   (719) 442-2600